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                                                                    EXHIBIT 23.6


                  Consent of Alex. Brown & Sons Incorporated

     We hereby consent to the inclusion of our opinion letter dated October 30, 1995 to the Board of Directors of Bradley Real Estate, Inc. as an Exhibit to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Bradley Real Estate, Inc. and Tucker Properties Corporation, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "Summary - Opinion of Financial Advisors" and "The Merger - Opinion of Bradley's Financial Advisor."


                                       Alex. Brown & Sons Incorporated

                                       By: /s/ E. Robert Kent, Jr.
                                          ------------------------


Baltimore, Maryland

February 7, 1996